Exhibit 99.1

A Place for Rover, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

	December 31,	June 30,
	2020	2021
Assets
Current assets
Cash and cash equivalents	$80,848	$103,386
Accounts receivable, net	2,992	12,187
Prepaid expenses and other current assets	3,629	2,782
Total current assets	87,469	118,355
Property and equipment, net	24,923	22,914
Operating lease right-of-use assets	—	21,876
Intangible assets, net	7,967	6,162
Goodwill	33,159	33,159
Deferred tax asset, net	1,235	1,574
Other noncurrent assets	134	4,955
Total assets	$154,887	$208,995
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,301	$2,813
Accrued compensation and related expenses	3,269	4,381
Accrued expenses and other current liabilities	2,747	5,545
Deferred revenue	751	8,167
Pet parent deposits	7,931	33,838
Pet service provider liabilities	6,140	8,680
Debt, current portion	4,128	7,746
Operating lease liabilities, current portion	—	2,303
Total current liabilities	26,267	73,473
Deferred rent, net of current portion	2,248	—
Debt, net of current portion	33,398	29,969
Operating lease liabilities, net of current portion	—	26,193
Other noncurrent liabilities	4,659	783
Total liabilities	66,572	130,418
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock, $0.00001 par value, 87,611 shares authorized as of December 31, 2020 and June 30, 2021; 87,497 shares issued and outstanding as of December 31, 2020 and June 30, 2021; aggregate liquidation preference of $294,802 as of December 31, 2020 and June 30, 2021	290,427	290,427
Stockholders’ deficit:
Common stock, $0.00001 par value, 144,250 shares authorized as of December 31, 2020 and June 30, 2021; 29,288 and 30,437 shares issued and outstanding as of December 31, 2020 and June 30, 2021, respectively	—	—
Additional paid-in capital	53,912	57,542
Accumulated other comprehensive income	253	282
Accumulated deficit	(256,277)	(269,674)
Total stockholders’ deficit	(202,112)	(211,850)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$154,887	$208,995

The accompanying notes are an integral part of these condensed consolidated financial statements.

A Place for Rover, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Revenue	$5,381	$24,482	$22,372	$36,678
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below)	6,209	6,283	11,627	10,459
Operations and support	2,482	3,482	7,537	5,715
Marketing	2,146	4,462	11,496	7,128
Product development	4,927	5,086	13,738	9,554
General and administrative	4,601	5,732	10,803	12,368
Depreciation and amortization	2,100	1,849	4,862	3,699
Total costs and expenses	22,465	26,894	60,063	48,923
Loss from operations	(17,084)	(2,412)	(37,691)	(12,245)
Other income (expense), net:
Interest income	129	4	461	8
Interest expense	(1,009)	(703)	(1,258)	(1,400)
Other expense, net	(144)	(26)	(188)	(77)
Total other income (expense), net	(1,024)	(725)	(985)	(1,469)
Loss before benefit from income taxes	(18,108)	(3,137)	(38,676)	(13,714)
Benefit from income taxes	29	331	52	317
Net loss	$(18,079)	$(2,806)	$(38,624)	$(13,397)
Net loss per share attributable to common stockholders, basic and diluted	$(0.63)	$(0.09)	$(1.35)	$(0.45)
Weighted-average shares used in computing net loss per share, basic and diluted	28,699	30,189	28,660	29,837

The accompanying notes are an integral part of these condensed consolidated financial statements.

A Place for Rover, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Net loss	$(18,079)	$(2,806)	$(38,624)	$(13,397)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(281)	8	(140)	29
Unrealized gain on available-for-sale debt securities	155	—	40	—
Other comprehensive income (loss)	(126)	8	(100)	29
Comprehensive loss	$(18,205)	$(2,798)	$(38,724)	$(13,368)

The accompanying notes are an integral part of these condensed consolidated financial statements.

A Place for Rover, Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands)

(unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance as of December 31, 2019	87,489	$290,365	28,533	$—	$46,926	$169	$(198,792)	$(151,697)
Issuance of Series G redeemable convertible preferred stock to settle Barking Dog Ventures, Ltd. holdback	8	62	—	—	—	—	—	—
Issuance of common stock from exercises of stock options	—	—	123	—	134	—	—	134
Stock-based compensation	—	—	—	—	1,585	—	—	1,585
Issuance of common stock warrants	—	—	—	—	657	—	—	657
Foreign currency translation adjustments	—	—	—	—	—	141	—	141
Unrealized loss on available-for-sale debt securities	—	—	—	—	—	(115)	—	(115)
Net loss	—	—	—	—	—	—	(20,545)	(20,545)
Balance as of March 31, 2020	87,497	290,427	28,656	—	49,302	195	(219,337)	(169,840)
Issuance of common stock from exercises of stock options	—	—	83	—	117	—	—	117
Stock-based compensation	—	—	—	—	894	—	—	894
Foreign currency translation adjustments	—	—	—	—	—	(281)	—	(281)
Unrealized gain on available-for-sale debt securities	—	—	—	—	—	155	—	155
Net loss	—	—	—	—	—	—	(18,079)	(18,079)
Balance as of June 30, 2020	87,497	$290,427	28,739	$—	$50,313	$69	$(237,416)	$(187,034)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance as of December 31, 2020	87,497	$290,427	29,288	$—	$53,912	$253	$(256,277)	$(202,112)
Issuance of common stock from exercises of stock options	—	—	453	—	666	—	—	666
Stock-based compensation	—	—	—	—	1,001	—	—	1,001
Foreign currency translation adjustments	—	—	—	—	—	21	—	21
Net loss	—	—	—	—	—	—	(10,591)	(10,591)
Balance as of March 31, 2021	87,497	290,427	29,741	—	55,579	274	(266,868)	(211,015)
Issuance of common stock from exercises of stock options	—	—	378	—	816	—	—	816
Issuance of common stock from net exercise of common stock warrants	—	—	318	—	—	—	—	—
Stock-based compensation	—	—	—	—	1,147	—	—	1,147
Foreign currency translation adjustments	—	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	—	(2,806)	(2,806)
Balance as of June 30, 2021	87,497	$290,427	30,437	$—	$57,542	$282	$(269,674)	$(211,850)

The accompanying notes are an integral part of these condensed consolidated financial statements.

A Place for Rover, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2020	2021
OPERATING ACTIVITIES
Net loss	$(38,624)	$(13,397)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Stock-based compensation	2,479	2,148
Depreciation and amortization	11,243	7,177
Non-cash operating lease costs	—	950
Net amortization of investment premiums	9	—
Amortization of debt issuance costs	240	238
Deferred income taxes	(96)	(329)
Loss on disposal of property and equipment	177	10
Changes in operating assets and liabilities:
Accounts receivable	760	(9,188)
Prepaid expenses and other current assets	518	712
Other noncurrent assets	—	38
Accounts payable	(4,730)	1,512
Accrued expenses and other current liabilities	(4,727)	980
Deferred revenue and pet parent deposits	(11,652)	33,321
Pet service provider liabilities	(3,646)	2,540
Operating lease liabilities	—	(1,057)
Other noncurrent liabilities	1,148	111
Net cash (used in) provided by operating activities	(46,901)	25,766
INVESTING ACTIVITIES
Purchase of property and equipment	(455)	(393)
Capitalization of internal-use software	(3,969)	(2,988)
Proceeds from disposal of property and equipment	—	19
Purchases of available-for-sale securities	(16,286)	—
Proceeds from sales of available-for-sale securities	5,367	—
Maturities of available-for-sale securities	17,830	—
Net cash provided by (used in) investing activities	2,487	(3,362)
FINANCING ACTIVITIES
Proceeds from exercise of common stock options	251	1,482
Payment of deferred transaction costs	—	(1,352)
Proceeds from borrowing on credit facilities	64,401	—
Net cash provided by financing activities	64,652	130
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	22	4
Net increase in cash, cash equivalents, and restricted cash	20,260	22,538
Cash, cash equivalents, and restricted cash beginning of period	67,654	80,848
Cash, cash equivalents, and restricted cash end of period	$87,914	$103,386
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for income taxes	$49	$7
Cash paid for interest	$729	$1,138
NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchase of property and equipment in accounts payable and accrued liabilities	$8	$—
Issuance of common stock warrants under credit facility and subordinated credit facility agreements	$657	$—
Issuance of Series G redeemable convertible preferred stock to settle Barking Dog Ventures, Ltd. Holdback	$62	$—
Deferred transaction costs included in accrued expenses and other current liabilities	$—	$3,430
Reconciliation of Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents	$87,870	$103,386
Restricted cash included in prepaid expenses and other current assets	44	—
Total cash, cash equivalents and restricted cash	$87,914	$103,386

The accompanying notes are an integral part of these condensed consolidated financial statements.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

1. Organization and Description of Business

A Place for Rover, Inc., (the “Company” or “Rover”) a Delaware corporation was incorporated on June 16, 2011 and is headquartered in Seattle, Washington, with offices in Spokane, Washington and internationally in Barcelona, Spain. The Company provides an online marketplace and other related tools, support, and services that pet parents and pet service providers can use to find, communicate with, and interact with each other.

On July 30, 2021 (the “Closing Date”), Nebula Caravel Acquisition Corp. (“Caravel”), consummated the previously announced merger pursuant to a Business Combination Agreement and Plan of Merger, dated February 10, 2021 (the “Business Combination Agreement”) with Fetch Merger Sub, Inc., a wholly-owned subsidiary of Caravel (“Merger Sub”), and Rover. Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into Rover, with Rover continuing as the surviving entity and as a wholly owned subsidiary of Caravel (together with the other transactions described in the Business Combination Agreement, the “Merger”). On the Closing Date, Caravel changed its name from Nebula Caravel Acquisition Corp. to “Rover Group, Inc.” (“New Rover”).

As a result of the Merger, New Rover raised gross proceeds of $268.3 million, including the contribution of $275.1 million of cash held in Caravel’s trust account from its initial public offering, net of the redemption of Caravel common stock held by Caravel’s public stockholders of $146.8 million, $50.0 million private investment in public equity (“PIPE”) at $10.00 per share of New Rover Class A Common Stock, and $80.0 million of additional gross proceeds from the backstop subscription agreement with True Wind Capital II, L.P. and True Wind Capital II-A, L.P. (together, the “TWC Funds”) (the “Sponsor Backstop Subscription Agreement”). Under the Sponsor Backstop Subscription Agreement, TWC Funds purchased an aggregate of 8,000,000 shares of New Rover Class A Common Stock at $10.00 per share. In addition, pursuant to an assignment and assumption agreement entered into between BBCM Master Fund Ltd. (“Broad Bay”), TWC Funds, and Caravel on July 26, 2021 (the “Assignment Agreement”), New Rover raised additional gross proceeds of $10.0 million from the sale of New Rover Class A Common Stock at $10.00 per share (see Note 15—Subsequent Events).

Impact of COVID-19

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus that causes the disease COVID-19 a global pandemic and recommended containment and mitigation measures worldwide, including travel restrictions and business slowdowns or shutdowns in affected areas. As a result, there has been a significant decline in demand for pet services. As a result of these developments, the Company experienced an unfavorable impact on its revenue, results of operations and cash flows in 2020 and in periods to date in 2021.

The Company may face longer term impact from COVID-19 due to, among other factors, evolving federal, state and local restrictions and shelter-in-place orders, changes in consumer behavior and health concerns which may impact customer demand and availability of pet service providers.

The current events and economic conditions are significant in relation to the Company’s ability to fund its business operations. In response to the impact of COVID-19, the Company implemented a number of measures to minimize cash outlays, including reducing discretionary marketing and other expenses and implementing a restructuring plan in April 2020 whereby approximately 50% of employees were terminated or placed on standby. In connection with this restructuring, the Company incurred severance-related and legal costs, and modified the terms of stock options previously awarded to impacted employees.

Additionally, in March 2020, the Company borrowed $11.4 million and $15.0 million under the revolving loan and growth capital advance components, respectively, of the credit facility, and $30.0 million under the subordinated credit facility (see Note 7—Debt). In April 2020, the Company was approved for and received a $8.1 million loan from the Small Business Administration’s Paycheck Protection Program (see Note 7—Debt). In July 2021, the Company fully repaid the subordinated credit facility and the loan from the Small Business Administration’s Paycheck Protection Program (see Note 15—Subsequent Events).

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Liquidity

The Company has incurred losses from operations since its inception and has an accumulated deficit of $269.7 million as of June 30, 2021. The Company has primarily funded its operations with proceeds from the issuance of redeemable convertible preferred stock and other equity transactions, debt borrowings, and with customer payments. Management expects operating losses to continue in the foreseeable future as the Company continues to invest in expansion activities. Management believes that the Company’s current cash and cash equivalents will be sufficient to fund its operations for at least the next 12 months from the issuance of these condensed consolidated financial statements.

The Company’s assessment of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties. The Company’s actual results could vary as a result of its near and long-term future capital requirements that will depend on many factors including its growth rate. The Company has based its estimates on assumptions that may prove to be wrong, and it could use its available capital resources sooner than its currently expects. The Company may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, the Company may not be able to raise it on acceptable terms or at all. If the Company is unable to raise additional capital when desired, or if it cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, its business, operating results, and financial condition would be adversely affected.

2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The condensed consolidated financial statements and accompanying notes include the accounts of the Company and its wholly owned subsidiaries, after elimination of all intercompany balances and transactions. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2020 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The December 31, 2020 condensed consolidated balance sheet was derived from the Company’s audited financial statements. These unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company’s financial information. The condensed consolidated results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any other future annual or interim period. These interim financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes for the fiscal year ended December 31, 2020.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated balance sheet and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions, include, but are not limited to, the capitalization and estimated useful life of the Company’s internal-use software development costs and the assumptions used in the valuation of common and preferred stock. These estimates and assumptions are based on information available as of the date of the condensed consolidated financial statements; therefore, actual results could differ from management’s estimates. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions.

Segment Information

The Company has one operating segment and one reportable segment. As the Company’s chief operating decision maker, the Chief Executive Officer reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. Substantially all long-lived assets are located in the United States and substantially all revenue is attributed to fees from pet parents and pet service providers based in the United States.

Foreign Currencies

Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency, including U.S. dollars. Gains and losses on those foreign currency transactions are included in determining net loss for the period of exchange and are recorded in other expense, net in the condensed consolidated statements of operations. The net effect of foreign currency gains and losses was not material during the three and six months ended June 30, 2020 and 2021.

Certain Significant Risks and Uncertainties

The Company is subject to certain risks and challenges associated with other companies at a similar stage of development, including risks associated with: dependence on key personnel; marketing; adaptation to changing market dynamics and customer preferences; and competition including from larger companies that may have greater name recognition, longer operating histories, more and better established customer relationships and greater resources than the Company.

The Company’s ability to provide a reliable platform largely depends on the efficient and consistent operation of its computer information systems and those of its third-party service providers. Any significant interruptions could harm the Company’s business and reputation and result in a loss of business. Further, there has been evidence that the Company has been the subject of cyber-attacks, and it is possible that it will be subject to similar attacks in the future. These attacks may be primarily aimed at interrupting the Company’s business, exposing it to financial losses, or exploiting information security vulnerabilities. To management’s knowledge, no prior attacks or breaches have, individually, or in the aggregate, resulted in any material liability to the Company, any material damage to its reputation, or any material disruption to the Company’s business.

Other than policies noted below, there have been no significant changes to the significant accounting policies disclosed in Note 2 – Summary of Significant Accounting Policies of the audited consolidated financial statements as of and for the year ended December 31, 2020.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash, investments and accounts receivable. The Company maintains cash balances that may exceed the insured limits set by the Federal Deposit Insurance Corporation. The Company reduces credit risk by placing cash balances with major United States financial institutions that management assesses to be of high-credit quality.

For the three and six months ended June 30, 2020 and 2021, no individual pet service provider, pet parent, or affiliate represented 10% or more of the Company’s revenue. As of December 31, 2020 and June 30, 2021, accounts receivable was $3.0 million and $12.2 million, respectively, and was comprised primarily of amounts due from payment processors who collected payment from pet parents on behalf of the Company.

Internal-Use Software

The Company capitalized software development costs of $4.0 million and $3.0 million during the six months ended June 30, 2020 and 2021, respectively. Stock-based compensation costs included in capitalized internal-use software

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

development costs were not material for three and six months ended June 30, 2020 and 2021. The Company recorded amortization expense for capitalized internal use software of $1.9 million and $3.8 million for the three and six months ended June 30, 2020, respectively, and $1.8 million and $3.5 million for the three and six months ended June 30, 2021, respectively, which is included in cost of revenue (exclusive of depreciation and amortization shown separately) in the condensed consolidated statements of operations.

Capitalized website development and internal-use software costs are included in property and equipment, net in the condensed consolidated balance sheets.

Leases (since January 1, 2021)

The Company determines if an arrangement is or contains a lease at contract inception by assessing whether the arrangement contains an identified asset and whether the lessee has the right to control such asset. Lessees are required to classify leases as either finance or operating leases and to record a right-of-use (“ROU”) asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. The lease classification will determine whether the lease expense is recognized based on an effective interest rate method or on a straight-line basis over the term of the lease. The Company determines the initial classification and measurement of its ROU assets and lease liabilities at the lease commencement date and thereafter if modified. The Company does not have material finance leases.

For leases with a term greater than 12 months, the Company records the related ROU asset and lease liability at the present value of lease payments over the term. The term of the Company’s leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also includes options to extend or terminate the lease that the Company is reasonably certain to exercise. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of 12 months or less. Lease cost for short-term leases is recognized on a straight-line basis over the lease term. The Company has also elected to not separate lease and non-lease components for office equipment leases and, as a result, accounts for lease and non-lease components as one component.

The Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company estimates its incremental borrowing rate to discount the lease payments based on information available at lease commencement. The Company determines its incremental borrowing rate based on the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment.

Lease payments may be fixed or variable; however, only fixed payments are included in the Company’s lease liability calculation. Lease costs for the Company’s operating leases are recognized on a straight-line basis within operating expenses over the lease term. The Company’s lease agreements may contain non-lease components such as common area maintenance, operating expenses or other costs, which are expensed as incurred.

Marketing

Advertising expenses were $0.6 million and $6.4 million during the three and six months ended June 30, 2020, respectively, and $2.9 million and $4.1 million during the three and six months ended June 30, 2021, respectively.

Restructuring Charges

Costs and liabilities associated with restructuring are recorded in the period management commits to a restructuring or cost reduction plan, or executes specific actions contemplated by the plan and all criteria for liability recognition have been met. One-time employee termination costs are recognized at the time of communication to employees, unless future service is required, in which case the costs are recognized ratably over the future service period. Ongoing

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

employee termination benefits are recognized as a liability when it is probable that a liability exists and the amount is reasonably estimable. Restructuring charges are recognized as an operating expense within the consolidated statements of operations and related liabilities are recorded within accrued compensation and related expenses on the consolidated balance sheets. The Company periodically evaluates and, if necessary, adjusts its estimates based on currently available information.

Deferred Transaction Costs

Deferred transaction costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Merger. The Company classified $4.8 million of deferred transaction costs related to the Merger not closed as of June 30, 2021 within other noncurrent assets in the condensed consolidated balance sheets. There were no such costs as of December 31, 2020.

Recently Adopted Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as private companies, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as private companies, as indicated below.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as amended, with guidance regarding the accounting for and disclosure of leases. The standard requires lessees to recognize a ROU asset and lease liability on its consolidated balance sheet for all leases with a term longer than twelve months. This update also requires lessees and lessors to disclose key information about their leasing transactions. The guidance is effective for the Company for the year beginning after December 15, 2021. Early adoption is permitted. The Company early adopted this standard on January 1, 2021 using the transition method that provides for a cumulative-effect adjustment to retained earnings upon adoption. There was no impact on the Company’s accumulated deficit as of January 1, 2021 as a result of the adoption of this standard. The condensed consolidated financial statements for the three and six months ended June 30, 2021 are presented under the new standard, while the comparative periods presented are not adjusted and continue to be reported in accordance with the Company’s historical accounting policy. The adoption of the new lease standard resulted in the recognition of operating lease ROU assets of $22.8 million and operating lease liabilities of $29.6 million as of January 1, 2021. In connection with the adoption of this standard, deferred rent, net of current portion of $2.2 million and lease incentives of $4.6 million, which were previously recorded in accrued expenses and other current liabilities and other noncurrent liabilities on the consolidated balance sheet as of December 31, 2020, were derecognized.

The new standard also provided practical expedients for an entity’s ongoing accounting as well as transition. The Company has elected the: (i) short-term lease recognition exemption for all leases that qualify, whereby the Company will not recognize ROU assets or lease liabilities for existing short-term leases of those assets in transition; (ii) practical expedient to not separate lease and non-lease components for office equipment leases; and (iii) transition package of three expedients, which eliminates the requirements to reassess prior conclusions about lease identification, lease classification, and initial direct costs.

In August 2018, the FASB issued ASU 2018-15, Intangible – Goodwill and Other-Internal-Use Software, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The guidance is effective for the Company for the year beginning after December 15, 2020. The Company adopted this standard on January 1, 2021 using the prospective transition method. The adoption of the new standard did not have a material impact on the Company’s condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes. This ASU simplifies accounting for income taxes by removing the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or gain for other items, the exception to the requirement

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

to recognize a deferred tax liability for equity method investments when a foreign subsidiary becomes an equity method investment, the exception to the ability not to recognize a deferred tax liability for a foreign subsidiary when a foreign equity method investment becomes a subsidiary, and the exception to the general methodology for calculating income taxes in an interim period when a year-to-date loss exceeds the anticipated loss for the year. This ASU also includes other requirements related to franchise tax, goodwill as part of a business combination, consolidations, changes in tax laws, and affordable housing projects. The guidance is effective for the Company for the year beginning after December 15, 2021. Early adoption is permitted. The Company early adopted this standard on January 1, 2021. The adoption of the new standard did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities from an incurred loss methodology to an expected loss methodology. For assets held at amortized cost basis, the guidance eliminates the probable initial recognition threshold and instead requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the assets to present the net amount expected to be collected. For available-for-sale debt securities, credit losses are recorded through an allowance for credit losses, rather than a write-down, limited to the amount by which fair value is below amortized cost. Additional disclosures about significant estimates and credit quality are also required. The guidance is effective for the Company for the year beginning after December 15, 2022. The Company is currently assessing the potential impact of adopting ASU 2016-13 on its condensed consolidated financial statements and does not expect the adoption to have a material impact on its condensed consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. This guidance addresses accounting for the transition into and out of the equity method and provides clarification of the interaction of rules for equity securities, the equity method of accounting, and forward contracts and purchase options on certain types of securities. The guidance is effective for the Company for the year beginning after December 15, 2021. The Company is currently assessing the potential impact of adopting ASU 2020-01 on its condensed consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments by reducing the number of accounting models available for convertible debt instruments. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method. The guidance is effective for the Company for the year beginning after December 15, 2023. The Company is currently assessing the potential impact of adopting ASU 2020-06 on its condensed consolidated financial statements.

In May 2021, the FASB issued ASU No. 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. The ASU addresses the previous lack of specific guidance in the accounting standards codification related to modifications or exchanges of freestanding equity-classified written call options (such as warrants) by specifying the accounting for various modification scenarios. The guidance is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted. The Company will apply the amendments of this ASU prospectively to any modifications or exchanges of freestanding equity-classified warrants occurring on or after the effective date. The Company is currently assessing the potential impact of adopting ASU 2021-04 on its condensed consolidated financial statements.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

3. Revenue Recognition

Contract Balances

The Company’s contract liabilities consist of deferred revenue. The changes in the Company’s contract liabilities were as follows (in thousands):

Balance at December 31, 2020	$751
Bookings and other	43,480
Revenue recognized	(36,064)
Balance at June 30, 2021	$8,167

4. Fair Value

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market fund	$37,854	$—	$—	$37,854
Total	$37,854	$—	$—	$37,854

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market fund	$37,857	$—	$—	$37,857
Total	$37,857	$—	$—	$37,857

5. Balance Sheet Components

Property and Equipment, net

The following table presents the detail of property and equipment, net as follows (in thousands):

	December 31,	June 30,
	2020	2021
Computers	$1,346	$1,498
Furniture and fixtures	3,906	3,914
Leasehold improvements	13,660	13,663
Internal-use software	20,850	21,775
Total property and equipment	39,762	40,850
Less: Accumulated depreciation and amortization	(14,839)	(17,936)
Total property and equipment, net	$24,923	$22,914

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Depreciation and amortization of property and equipment was $0.9 million and $1.8 million for the three and six months ended June 30, 2020, respectively, and $0.9 million and $1.9 million for the three and six months ended June 30, 2021, respectively. Depreciation and amortization of property and equipment was recorded to depreciation and amortization in the condensed consolidated statements of operations. Internal-use software amortization was $1.9 million and $3.8 million for the three and six months ended June 30, 2020, respectively, and $1.8 million and $3.5 million for the three and six months ended June 30, 2021, respectively. Internal-use software amortization was recorded to cost of revenue (exclusive of depreciation and amortization shown separately) in the condensed consolidated statements of operations.

In April 2020, the Company accelerated the amortization of $2.6 million in internal-use software related to the Rover Now service which was discontinued and is recorded in cost of revenue (exclusive of depreciation and amortization shown separately) in the condensed consolidated statements of operations.

Accrued Expenses and Other Current Liabilities

The following table presents the detail of accrued expenses and other current liabilities as follows (in thousands):

	December 31,	June 30,
	2020	2021
Accrued capitalizable transaction expenses	$—	$3,430
Income and other tax liabilities	185	661
Accrued professional services	872	485
Accrued legal expenses and open claims	382	481
Accrued interest	259	294
Accrued merchant fees	172	4
Lease incentive, current	491	—
Other current liabilities	386	190
Total accrued expenses and other current liabilities	$2,747	$5,545

6. Goodwill and Intangible Assets

Goodwill

The Company tests goodwill for impairment on an annual basis or sooner, if deemed necessary. No impairment of goodwill was recognized during any of the periods presented.

Intangible Assets

The gross book value and accumulated amortization of intangible assets were as follows (in thousands):

	December 31, 2020
	Gross Book Value	Accumulated Amortization	Net Book Value
Pet parent relationships	$16,290	$(9,117)	$7,173
Pet service provider relationships	2,000	(1,444)	556
Tradenames	950	(712)	238
Total	$19,240	$(11,273)	$7,967

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

	June 30, 2021
	Gross Book Value	Accumulated Amortization	Net Book Value
Pet parent relationships	$16,290	$(10,493)	$5,797
Pet service provider relationships	2,000	(1,778)	222
Tradenames	950	(807)	143
Total	$19,240	$(13,078)	$6,162

The weighted average amortization period remaining as of June 30, 2021 for each class of intangible assets were as follows (in years):

Pet parent relationships	4.2
Pet service provider relationships	0.3
Tradenames	0.8

Amortization expense related to acquired intangible assets for the three and six months ended June 30, 2020 was $1.2 million and $3.0 million, respectively, and $0.9 million and $1.8 million for the three and six months ended June 31, 2021, respectively. The Company did not recognize any intangible asset impairment losses for any of the periods presented.

Based on amounts recorded at June 30, 2021 the Company estimates intangible asset amortization expense in each of the years ending December 31 as follows (in thousands):

Remainder of 2021	$1,694
2022	1,347
2023	814
2024	814
2025	814
Thereafter	679
Total	$6,162

7. Debt

In March 2020, the Company borrowed $11.4 million and $15.0 million under the variable rate revolving line of credit and variable rate growth capital advance components, respectively, of the credit facility, and $30.0 million under the subordinated credit facility.

In April 2020, the Company was approved for and received a $8.1 million loan from the Small Business Administration’s Paycheck Protection Program.

In August 2020, the Company repaid the outstanding balance of the revolving line of credit and the growth capital advance.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Revolving Line of Credit

The Company renegotiated the credit facility during August 2020 to extend the maturity of the revolving line of credit to May 2022. Subject to the terms and conditions of the credit facility, the lender agreed to make revolving loans to the Company in an amount not to exceed $15.0 million during the term of the agreement. Interest accrues at the greater of (1) 4.50% and (2) the Prime Rate plus a margin of 0.50% per year (4.50% at June 30, 2021), unless certain milestones are achieved then interest accrues at the greater of (1) 4.00% and (2) the Prime Rate. Interest is payable monthly. The Company is required to pay an unused credit facility fee to the lender each quarter in an amount equal to 0.30% per year times the average unused portion of the revolving line. The Company borrowed and repaid $11.4 million on the revolving loan during the year ended December 31, 2020 and issued a $3.5 million letter of credit for the security deposit on its Seattle headquarters office space, which reduced the amount available under the revolving line of credit. The Company had $11.4 million available to borrow under the revolving line of credit at June 30, 2021.

Growth Capital Advance

The Company renegotiated the credit facility during August 2020 to amend the growth capital advance component, including extending the maturity to June 2024. Subject to the terms and conditions of the credit facility, the lender agreed to make advances to the Company in three tranches not to exceed $5.0 million under each tranche, up to the total amount of $15.0 million during the draw period, which was available until June 30, 2021. During 2020, the Company had drawn on the $15.0 million growth capital advance and repaid the outstanding balance. At June 30, 2021, no amounts were outstanding, and the Company can no longer borrow under the growth capital advance component of the credit facility.

Subordinated Credit Facility

The subordinated credit facility is a term loan advance. Subject to the terms and conditions of the subordinated credit facility, the lender agreed to make advances to the Company to the amount of $30.0 million during the draw period, which was available until June 30, 2020. After principal repayments, no term loan advance may be reborrowed. The term loan advance is interest only on a monthly basis. Outstanding principal and accrued interest are due at the maturity date. Interest accrues at the Prime Rate plus a margin of 4.25% per year (7.50% at June 30, 2021). In connection with securing the term loan advance, the Company incurred $269,000 in costs related to originating the debt which were initially capitalized as debt issuance costs. Once the term loan advance of $30.0 million was drawn down in March 2020, the costs were recorded as a debt discount and amortized to interest expense over the term of the term loan advance. At June 30, 2021, the Company has drawn the full $30.0 million term loan advance, which matures in August 2022, and no longer has the ability to make any future draws.

The Company has collateralized the credit facility and the subordinated credit facility with substantially all of its tangible and intangible assets. The credit facility includes several affirmative and negative covenants, as well as financial covenants. Financial covenants include minimum liquidity and minimum net revenue amounts and are applicable if the Company’s overall liquidity, as renegotiated in March 2021, is less than or equal to $65.0 million at the end of a reporting period. If the Company defaulted under the terms of the credit facility, it would not be permitted to draw additional funds on the revolving line of credit and the lenders could accelerate the Company’s obligation to pay all outstanding amounts. The Company is in compliance with all of its financial covenants as of June 30, 2021.

In conjunction with the credit facility and the subordinated credit facility, the Company issued warrants to the lenders to purchase the Company’s common stock.

Small Business Administration’s Paycheck Protection Program

In April 2020, the Company entered into the Paycheck Protection Program (“PPP”) Promissory Note and Agreement with a lender (the “PPP Loan”), pursuant to which it incurred $8.1 million aggregate principal amount of term borrowings. The PPP Loan was made under, and was subject to the terms and conditions of, the PPP which was established under the Coronavirus Aid, Relief, and Economic Security Act and is administered by the U.S. Small Business Administration. The term of the PPP Loan is two years with a maturity date of April 2022 and accrues interest at a rate of 1.00% per year. Interest is payable monthly. Payments of principal and interest on the PPP Loan

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

are deferred until August 2021. The PPP Loan is eligible for forgiveness if the proceeds are used for qualified purposes within a specified period, however Rover expects to repay principal and accrued interest on the PPP Loan. At June 30, 2021, $8.1 million aggregate principal amount of borrowings was outstanding under the PPP Loan.

As of June 30, 2021, future minimum payments of principal on the Company’s outstanding debt borrowings were as follows for the years ending December 31 (in thousands):

Year Ending December 31	Amounts
Remainder of 2021	$4,505
2022	33,619
2023	—
2024	—
2025	—
Total principal amount	38,124
Unamortized discount	(409)
Carrying value of debt	$37,715

In July 2021, the Company fully repaid the subordinated credit facility and the Paycheck Protection Program loan in connection with the Merger close (see Note 15—Subsequent Events).

8. Commitments and Contingencies

Leases

The Company leases certain office space in Seattle and Spokane, Washington with the lease terms ranging from 84 to 137 months. The Company also leases office space in Barcelona, Spain with a lease term less than 12 months. These leases require monthly lease payments that may be subject to annual increases throughout the lease term. Certain of these leases also include renewal options at the election of the Company to renew or extend the lease for an additional 1 to 7 years. These renewal options have not been considered in the determination of the ROU assets and lease liabilities associated with these leases as the Company has determined it is not reasonably certain it will exercise such options.

In September 2018, the Company entered into a non-cancellable sublease agreement for a portion of one of its leased facilities that commenced on November 1, 2018. In February 2020, the Company amended the sublease to extend the term for an additional two years. Under the terms of the amended sublease agreement, the Company will receive an additional $1.4 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ends in October 2022.

In April 2021, the Company entered into a non-cancellable sublease agreement for a portion of one of its leased facilities that commences on September 1, 2021. Under the terms of the sublease agreement, the Company will receive $1.7 million in base lease payments plus reimbursement of certain operating expenses over the term of the sublease, which ends in August 2024. The subtenant has the option to renew the sublease for one additional year.

The components of lease cost were as follows (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2021	June 30, 2021
Operating lease cost	$983	$1,965
Short-term lease cost	59	118
Sublease income	(174)	(344)
Total lease cost	$868	$1,739

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Other information related to leases was as follows (in thousands):

Six Months Ended
June 30, 2021
Cash paid for operating lease liabilities	$2,072

Lease term and discount rate were as follows:

As of
June 30, 2021
Weighted-average discount rate	7.23%
Weighted-average remaining lease term (years)	8.27

Maturities of lease liabilities were as follows as of June 30, 2021 (in thousands):

Year Ending December 31	Amounts
Remainder of 2021	$2,115
2022	4,313
2023	4,433
2024	4,563
2025	4,693
Thereafter	18,209
Total lease payments	38,326
Less: imputed interest	(9,830)
Present value of lease liabilities	28,496
Less: current portion of lease liabilities	(2,303)
Total lease liabilities, noncurrent	$26,193

Under ASC Topic 840, Leases (“ASC 840”), contractual commitments related to operating leases were as follows as of December 31, 2020 (in thousands):

Year Ending December 31	Amounts
2021	$4,356
2022	4,303
2023	4,433
2024	4,563
2025	4,693
Thereafter	18,209
Total	$40,557

Net rent expense was $0.9 million and $1.8 million for the three and six months ended June 30, 2020, respectively. Net rent expense includes sublease income of $0.2 million and $0.4 million for the three and six months ended June 30, 2020, respectively.

Guarantees and Indemnification

In the ordinary course of business to facilitate sales of its services, the Company has entered into agreements with, among others, suppliers, and partners that include guarantees or indemnity provisions. The Company also enters into indemnification agreements with its officers and directors, and the Company’s certificate of incorporation and bylaws include similar indemnification obligations to its officers and directors. To date, there have been no claims under any indemnification provisions, therefore there is no accrual of such amounts for any of the periods presented. The Company is unable to determine the maximum potential impact of these indemnifications on the condensed

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

consolidated financial statements and maintains director and officer insurance coverage that would generally enable it to recover a portion of any future amounts paid.

Litigation and Other

From time to time, the Company may be a party to litigation and subject to claims incurred in the ordinary course of business, including personal injury and indemnification claims, intellectual property claims, labor and employment claims, threatened claims, breach of contract claims, and other matters. The Company accrues a liability when management believes information available prior to the issuance of the condensed consolidated financial statements indicates it is probable a loss has been incurred as of the date of the condensed consolidated financial statements and the amount of loss can be reasonably estimated. The Company adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular case. Legal costs are expensed as incurred. Although the results of litigation and claims are inherently unpredictable, management concluded that there was not a reasonable possibility that it had incurred a material loss during the periods presented related to such loss contingencies. Therefore, the Company has not recorded a reserve for any contingencies.

Given the inherent uncertainties of litigation, the ultimate outcome of the ongoing matters cannot be predicted with certainty. While litigation is inherently unpredictable, the Company believes it has valid defenses with respect to the legal matters pending against it. Nevertheless, the condensed consolidated financial statements could be materially adversely affected in a particular period by the resolution of one or more of these contingencies. Liabilities established to provide for contingencies are adjusted as further information develops, circumstances change, or contingencies are resolved; and such changes are recorded in the accompanying condensed consolidated statements of operations during the period of the change and reflected in accrued and other current liabilities on the accompanying condensed consolidated balance sheets.

In addition, the Company may also find itself at greater risk to outside party claims or regulatory actions as it increases and continues its operations in jurisdictions where the laws with respect to the potential liability of online marketplaces or the employment classification of service providers who use online marketplaces are uncertain, unfavorable or unclear.

Additionally, from time to time, the Company may become subject to audit by taxing authorities or subject to other forms of inspection or audit. Due to the uncertainties inherent in the final outcome of such matters, the Company can give no assurance that it will prevail in such matters which could have an adverse effect on the Company’s business. As of December 31, 2020 and June 30, 2021, the Company was not aware of any currently pending legal matters or claims, individually or in the aggregate, that are expected to have a material adverse impact on its condensed consolidated financial statements.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

9. Redeemable Convertible Preferred Stock

The Company had outstanding redeemable convertible preferred stock as of December 31, 2020 and June 30, 2021 as follows (in thousands, except per share amounts):

	Shares Authorized	Shares Issued and Outstanding	Issuance Price Per Share	Net Carrying Value	Liquidation Preference
Series A	8,710	8,710	$0.4647	$3,325	$4,048
Series B	14,104	14,104	0.6775	9,397	9,556
Series C	12,431	12,431	1.1665	14,596	14,500
Series D	7,677	7,677	2.0841	14,036	16,000
Series D-1	3,359	3,359	2.0841	6,981	7,000
Series E	11,021	11,021	3.6294	39,906	40,000
Series F	11,772	11,772	5.5215	64,833	65,000
Series G	18,537	18,423	$7.5285	137,353	138,698
Total	87,611	87,497		$290,427	$294,802

The preferred stock agreements contain provisions that, in the event of a change in the control of the Company, give the holders of the series of redeemable convertible preferred stock the right to receive a cash distribution equal to the liquidation preference on the redeemable convertible preferred stock. Due to these redemption characteristics, which are not solely within the Company’s control, the redeemable convertible preferred stock has been presented within the mezzanine section on the condensed consolidated balance sheets. The Company does not adjust the carrying values of the redeemable convertible preferred stock to its deemed liquidation values since a liquidation event was not probable at any of the balance sheet dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a liquidation event will occur.

10. Common Stock

Common Stock

As of June 30, 2021, the Company was authorized to issue 144.3 million shares of common stock with a $0.00001 per share par value. Each holder of a share of common stock is entitled to one vote for each share held at all meetings of stockholders and is entitled to receive dividends whenever funds are legally available and when declared by the board of directors subject to the preferential rights of holders of all classes of stock outstanding. The total common stock outstanding as of December 31, 2020 and June 30, 2021 was 29.3 million and 30.4 million shares, respectively.

The Company had reserved shares of common stock for issuance, on an as-converted basis, as follows (in thousands):

	December 31,	June 30,
	2020	2021
Conversion of redeemable convertible preferred stock	87,497	87,497
Common stock warrants outstanding	1,077	607
Stock options issued and outstanding	20,574	19,484
Shares available for future option grants	4,330	4,589
Total	113,478	112,177

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

Common Stock Warrants

During the six months ended June 30, 2021, a warrant to purchase 470,000 shares of the Company’s common stock was net exercised, resulting in the issuance of 318,190 shares of common stock.

11. Stock-Based Compensation

Stock Options

A summary of stock option activity is as follows (in thousands, except per share amounts and years):

				Weighted-
			Weighted-	Average
	Options	Number of	Average	Remaining	Aggregate
	Available	Options	Exercise Price	Contractual	Intrinsic
	for Grant	Outstanding	Per Share	Term (Years)	Value
Balances as of December 31, 2020	4,330	20,574	$1.74	6.4	$83,570
Options exercised	—	(831)	1.79
Options cancelled and forfeited	259	(259)	2.35
Balances as of June 30, 2021	4,589	19,484	$1.73	5.9	$160,996
Options vested and exercisable – June 30, 2021		14,893	$1.50	5.1	$126,601

The weighted-average grant-date fair value of options granted during the three and six months ended June 30, 2020 was $1.18 and $1.13, respectively. There were no options granted during the six months ended June 30, 2021.

The aggregate intrinsic value of stock options exercised during the three and six months ended June 30, 2020 was $0.1 million and $0.4 million, respectively, and was $3.1 million and $6.4 million during the three and six months ended June 30, 2021, respectively.

The fair value of options vested during the three and six months ended June 30, 2020 was $1.4 million and $2.6 million, respectively, and was $0.9 million and $2.0 million during the three and six months ended June 30, 2021, respectively.

Stock-Based Compensation

The following table summarizes stock-based compensation expense recorded in each component of operating expenses in the Company’s condensed consolidated statements of operations for the presented periods (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2021	2020	2021
Operations and support	$41	$48	$161	$101
Marketing	51	99	225	167
Product development	273	399	949	694
General and administrative	529	601	1,144	1,186
Total stock-based compensation expense	$894	$1,147	$2,479	$2,148

No income tax benefit related to stock-based compensation was recorded during the three and six months ended June 30, 2020 and 2021 as the Company maintained a full valuation allowance against its net deferred tax assets within the United States.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

As of June 30, 2021, total unrecognized compensation cost related to unvested stock options was $6.4 million, which was expected to be recognized over a weighted average remaining service period of 2.0 years.

Stock Option Modification

During the year ended December 31, 2020, the Company experienced significant disruption to its business as a result of the rapid development of COVID-19 and the corresponding reduction in the demand for its marketplace services. In response to the impact of COVID-19, the Company implemented a restructuring plan in April 2020 whereby approximately 50% of employees were terminated or placed on standby. In connection with this restructuring, the Company amended the terms of stock options previously awarded to impacted employees. For employees who were terminated as part of the restructuring, the Company allowed pro-rata vesting of pre-cliff awards up to the termination date that would have otherwise been forfeited upon termination and extended the exercise period of vested stock options from 90 days to three years from the termination date. For employees who remained employed after the restructuring, the stock options were modified based on the fair value of the Company’s common stock as determined by the board of directors.

In April 2020, the Company modified 2,584,000 options held by terminated employees. The Company reversed the previously recognized expense for pre-cliff awards, recorded the incremental expense based on the modification-date fair value of awards that became vested under the pro-rata acceleration, and recorded any excess between the fair value of the vested awards immediately prior to and after the modification. The Company immediately recognized net incremental expense of $0.3 million related to these options.

In July 2020, the Company modified 5,700,000 options held by then-current employees. The Company repriced options held by current employees with an exercise price greater than $2.39 per share. As part of the repricing, the original options were canceled and new options were granted with an exercise of $2.39 per share and a remaining contractual term of ten years. The new options were subject to the same service-based vesting schedule as the original options. The repricing was recorded as a stock option modification whereby the incremental fair value of each option was determined at the date of the modification and $0.4 million was immediately recognized related to vested options. During the three and six months ended June 30, 2021, the Company recognized total stock-based compensation expense of $0.1 million and $0.2 million related to these repriced options, respectively. As of June 30, 2021, there was remaining incremental fair value of $0.4 million which will be recognized over the remaining requisite service period.

12. Income Taxes

The Company’s tax provision for interim periods is determined using an estimated annual effective tax rate, adjusted for discrete items in the related period. The effective tax rate for the three months ended June 30, 2020 and 2021 was 0.2% and 10.5%, respectively, and 0.1% and 2.3% for the six months ended June 30, 2020 and 2021, respectively. The increase in effective tax rate is primarily due to a discrete item in the second quarter 2021 related to the enacted tax law change which increased the general United Kingdom tax rate from 19.0% to 25.0%, effective April 1, 2023 and the effect of U.S. losses being excluded from the Company’s estimated annual effective tax rate due to recording a full valuation allowance on the U.S. deferred tax assets.

During the three and six months ended June 30, 2021, the amount of gross unrecognized tax benefits increased by $3,000 and $7,000, respectively, of which all, if recognized, would not affect the effective tax rate as these unrecognized tax benefits would increase deferred tax assets that would be subject to a full valuation allowance.

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

13. Net Loss Per Share Attributable to Common Stockholders

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive (in thousands):

	June 30,
	2020	2021
Redeemable convertible preferred stock	87,497	87,497
Outstanding stock options	21,917	19,484
Outstanding common stock warrants	1,077	607
Total	110,491	107,588

14. Restructuring

In response to the impact of COVID-19, the Company implemented a restructuring plan in April 2020 whereby approximately 50% of employees were terminated or placed on standby. In connection with this restructuring, the Company incurred total severance-related and legal costs of $3.8 million, as well as modified the terms of stock options previously awarded to impacted employees (see Note 11—Stock-Based Compensation). As of December 31, 2020, there was no remaining liability for restructuring-related costs.

The following table summarizes restructuring charges recorded in each component of costs and expenses in the Company’s condensed consolidated statements of operations (in thousands):

	Three Months Ended	Six Months Ended
	June 30, 2020	June 30, 2020
Operations and support	$197	$621
Marketing	170	508
Product development	534	1,603
General and administrative	258	507
Total restructuring charges	$1,159	$3,239

15. Subsequent Events

The Company has evaluated subsequent events through August 13, 2021, the date the financial statements were available to be issued and has determined that the following subsequent events require disclosure in the condensed consolidated financial statements.

On July 30, 2021, the Company completed the Merger and raised net proceeds $233.1 million, net of estimated transaction costs of $35.2 million. Immediately before the Merger, all of the Company’s outstanding warrants were net exercised for shares of common stock. Upon the consummation of the Merger, all holders of common stock and stock options received (or have the right to receive) shares of New Rover Class A Common Stock at a deemed value of $10.379 per share after giving effect to the applicable exchange ratio based on the following transactions contemplated by the Business Combination Agreement:

•

the conversion of all outstanding shares of Rover redeemable convertible preferred stock into shares of Rover common stock at the then-effective conversion rate as calculated pursuant to the Company’s certificate of incorporation;

A PLACE FOR ROVER, INC

Notes to Condensed Consolidated Financial Statements

•

the cancellation of each issued and outstanding share of Rover common stock (including shares of common stock resulting from the conversion of Rover redeemable convertible preferred stock) and the conversion into a number of shares of New Rover Class A Common stock equal to the exchange ratio of 1.0379; and

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the conversion of all outstanding vested and unvested stock options into options exercisable for shares of New Rover Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which will be adjusted using the exchange ratio of 1.2006.

Other events that took place in connection with the Merger are summarized below:

•	Issuance and sale of 5,000,000 shares of New Rover Class A Common Stock at a purchase price of $10.00 per share pursuant to the PIPE Investment for proceeds of $50.0 million.
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Issuance and sale of 8,000,000 shares of New Rover Class A Common Stock at a purchase price of $10.00 per share pursuant to the Sponsor Backstop Subscription Agreement for proceeds of $80.0 million and the issuance and sale of 1,000,000 shares of New RoverClass A Common Stock at a purchase price of $10.00 per share pursuant the Assignment Agreement for proceeds of $10.0 million.

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Immediately before the Merger, Rover’s chief executive officer (the “CEO”) net exercised 1.8 million outstanding options. 0.7 million shares were withheld to cover the tax withholding and remittance obligations of the Company of $6.8 million. The net exercise of outstanding options by the CEO was contingent on the Merger closing.

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Repayment of $8.1 million and $30.0 million in principal plus accrued interest to settle amounts outstanding under Rover’s PPP Loan and Subordinated Credit Facility, respectively, following the Merger closing.